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                                                                    EXHIBIT 23.1



                     Report of Independent Accountants on
                         Financial Statement Schedule


To the Board of Directors of
ANSYS, Inc. and Subsidiaries

Our audits of the consolidated financial statements referred to in our report dated January 27, 2000 appearing in the 1999 Annual Report to Shareholders of ANSYS, Inc. and Subsidiaries (which report and consolidated financial statements are incorporated by reference in this Annual Report on Form 10-K) also included an audit of the financial statement schedule listed in Item 14(a)(2) of this Form 10-K. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.



/S/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
January 27, 2000